Exhibit 10.1

AMENDMENT NO. 1

TO THE

CORELOGIC, INC.

EXECUTIVE SUPPLEMENTAL BENEFIT PLAN

Effective December 31, 2010, the CoreLogic, Inc. Executive Supplemental Benefit Plan (the “Plan”) is hereby amended pursuant to Plan section 8.1 as follows:

1. A new paragraph is added at the end of section 1.1 reading:

“On November 18, 2010, the Company amended the Plan to freeze benefits as of December 31, 2010. As a result, compensation earned after 2010 shall not be taken into account in determining Covered Compensation and Final Average Compensation; services after 2010 shall not be recognized, except for vesting purposes; and the Plan shall not accept new participants after 2010.”

2. The substantive language in section 2.6 is replaced in its entirety with the following:

“‘Change of Control’ shall mean the happening of any of the following:

(a)	The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if fifty percent (50%) or more of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation, or other reorganization is owned by persons who were not shareholders of the Company immediately prior to such merger, consolidation, or other reorganization.

(b)	The sale, transfer, or other disposition of all or substantially all of the Company’s assets or the complete liquidation or dissolution of the Company.

(c)

A change in the composition of the Board of Directors occurring within a two (2) year period, as a result of which fewer than a majority of the directors are Incumbent Directors. ‘Incumbent Directors’ shall mean directors who are directors of the Company immediately following the consummation of the transactions contemplated by the Separation and Distribution Agreement by and between the Company and the First American Financial Corporation dated June 1, 2010 (‘Separation Agreement’). ‘Incumbent Directors’ shall also include directors who are elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination, but shall not include an individual not otherwise an Incumbent Director whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company.

(d)	Any transaction as a result of which any person or group is or becomes the ‘beneficial owner’ (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing at least thirty percent (30%) of the total voting power of the Company’s then outstanding voting securities. For purposes of this paragraph, the term ‘person’ shall have the same meaning as when used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but shall exclude: (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a subsidiary of the Company; (ii) so long as a person does not thereafter increase such person’s beneficial ownership of the total voting power represented by the Company’s then outstanding voting securities, a person whose beneficial ownership of the total voting power represented by the Company’s then outstanding voting securities increases to thirty percent (30%) or more as a result of the acquisition of voting securities of the Company by the Company which reduces the number of such voting securities then outstanding; or (iii) so long as a person does not thereafter increase such person’s beneficial ownership of the total voting power represented by the Company’s then outstanding voting securities, a person that acquires directly from the Company securities of the Company representing at least thirty percent (30%) of the total voting power represented by the Company’s then outstanding voting securities.

A transaction shall not constitute a Change of Control if its sole purposes is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

For the avoidance of doubt, the consummation of any or all of the transactions in the Separation Agreement is not considered a Change of Control for purposes of this Plan and no action taken that is reasonably related to the Separation Agreement and/or the establishment of the Company as an independent publicly traded company will be considered Good Cause for purposes of this Plan.”

3. A new last sentence is added to Section 2.12 reading:

“Notwithstanding the foregoing, no compensation earned after December 31, 2010 shall be considered Covered Compensation.”

4. A new Section 2.14A is added to read as follows:

“2.14A Domestic Partner

‘Domestic Partner’ means, with respect to an Executive, a person who has met the definition of Domestic Partner in the Company’s Consolidated Welfare Benefits and Cafeteria Plan during the 12-month period immediately preceding the Executive’s date of death, if such death is earlier than the Executive’s Early, Normal or Deferred Retirement Date, or the person satisfies such Domestic Partner definition as of the Executive’s Annuity Starting Date.”

5. A new last sentence is added to section 2.19 reading:

“No additional Executives shall be designated after December 31, 2010.”

6. Section 2.20 is amended in its entirety to read as follows:

“2.20 Final Average Compensation

‘Final Average Compensation’ means the Executive’s average one-year Covered Compensation for the five-year period ending on December 31 of the calendar year immediately preceding the calendar year in which the Executive has a Separation from Service; provided, however, that no compensation earned after December 31, 2010 shall be taken into account for purposes of determining Final Average Compensation.”

7. Section 3.2 is amended to add the following clarifying sentences at the end of the first paragraph:

“If the Executive does not execute and submit to the Company the separation agreement within sixty (60) days following his Separation from Service, he shall not receive any benefit under this Plan. If the Executive fails to submit an annual written certification within thirty (30) days following the end of a year, he shall not receive any further benefits under this Plan.”

8. A new section 3.3 titled “Proration Factor” shall be added after Section 3.2, as follows, and prior section 3.3 and subsequent sections shall be re-numbered accordingly:

“Notwithstanding anything in section 3.2 to the contrary, the Retirement Income Benefit of an Executive who has not reached his Early Retirement Date by December 31, 2010 and incurs a Separation from Service after December 31, 2010 shall equal the

Executive’s Retirement Income Benefit as of December 31, 2010 times a fraction, the numerator of which is the Executive’s total Years of Credited Service on December 31, 2010 and the denominator is the total Years of Credited Service the Executive would have had on his Early Retirement Date. For example, the fraction would be 7/10 for an Executive who is age 52 with 7 Years of Credited Service and 5 years of service under the Plan on December 31, 2010. If such Executive retires on or after his Early Retirement Date but prior to his Normal Retirement Date, his benefit shall be the prorated (7/10) Retirement Income Benefit determined under Section 3.2 multiplied by the early retirement reduction factor in Section 3.4. If the Executive retires on or after his Normal Retirement Date, his benefit shall be the prorated (7/10) Retirement Income Benefit determined under Section 3.2.”

9. Section 3.4 is amended by adding the following clarifying sentences to the end of the existing section:

“If the Executive does not execute and submit to the Company the separation agreement within sixty (60) days following his Separation from Service, he shall not receive any benefit under this Plan. If the Executive fails to submit an annual written certification within thirty (30) days following the end of a year, he shall not receive any further benefits under this Plan.”

10. The substantive language in Article 4 is replaced in its entirety with the following:

“The Spouse or Domestic Partner of an Executive who dies (a) while an Executive or (b) after Separation from Service with a vested Retirement Income Benefit, but prior to commencement of payment of his Retirement Income Benefit, shall be entitled to a Pre-Retirement Death Benefit in the form of the survivorship benefit under the Joint and Survivor Annuity the Executive would have received had he incurred a Separation from Service on his Normal Retirement Date and died immediately thereafter. If the Executive’s Beneficiary is not his Spouse or Domestic Partner, such Beneficiary shall be entitled to the Pre-Retirement Death Benefit described in the preceding sentence; provided, however, that such benefit shall cease to be paid upon the earlier of the Beneficiary’s death or the twentieth anniversary of its commencement.”

11. The substantive language in section 5.2 is replaced in its entirety with the following:

“(a) An Executive shall be 100% vested in his Plan benefits if he incurs an involuntary Separation from Service without Good Cause after a Change of Control. Such benefits shall be determined in accordance with the provisions of the Plan as in effect on the date of the Change of Control, regardless of subsequent amendments to or complete termination of the Plan.

(b) Notwithstanding any other provision of the Plan and subject to Plan section 3.6, an Executive who incurs an involuntary Separation from Service without Good Cause after a Change of Control shall be entitled to a Retirement Income Benefit in the form of a Joint and Survivor Annuity commencing on the last day of the month following such Separation from Service equal to the Retirement Income Benefit the Executive would have been entitled to under Plan section 3.2 (subject to the Proration Factor in Section 3.3) as if he had attained his Normal Retirement Date on the Date of his Separation from Service.”

12. The first two paragraphs of Article 6 are replaced with the following:

“Participants and Beneficiaries have the status of unsecured creditors of the Company, and the Plan constitutes a mere promise by the Company to make benefit payments in the future. A Participant’s or Beneficiary’s interest in the Plan is an unsecured claim against the general assets of the Company, and all amounts deposited to the Trust (as defined below) remain the general assets of the Company; provided that such amounts may only be used to pay the Benefits hereunder or used by the Company to satisfy the claims of creditors following the exhaustion of other assets with which to pay such claims.

Notwithstanding the first paragraph of this Article 6, the Company may make deposits to a trust pursuant to a Trust Agreement (the “Trust”). Such Trust is intended to be a grantor trust, and any assets held by such trust to assist the Company in meeting its obligations under the Plan will conform to the terms of the model trust, as described in Revenue Procedure 92-64, 1992-2 C.B. 422, promulgated by the Internal Revenue Service. In the event of a Change of Control, the Company shall be required to make contributions to the Trust sufficient to pay the benefits under this Plan.

Notwithstanding anything herein to the contrary, if the Board of Directors or its designee so authorizes, an Affiliate of the Company may be designated as a ‘Participating Company’ (as defined below). Such Participating Company and its Subsidiaries shall be treated under the Plan in the same manner as an Affiliate of the Company; provided, however, that all benefits payable under the Plan to Employees of such Participating Company and its Subsidiaries (or owing to the Trust to pay such benefits, as applicable) shall be paid from the general assets of that Participating Company, rather than from the general assets of the Company, unless the Committee or its designee determines in its sole discretion that the Company shall pay such benefits or make such contributions.”

13. The following new Section 7.11(e) is added and the existing Section 7.11(e) is renumbered as Section 7.11(f):

“(e) Notwithstanding the foregoing, if a claim is based on whether a Participant is Disabled, the following shall apply with respect to such claim:

(1) Within a reasonable period of time, but not later than 45 days after receipt of a claim for benefits based on a Participant being Disabled, the Committee shall notify the claimant of any adverse benefit determination on the claim, unless circumstances beyond the Plan’s control require an extension of time for processing the claim. In no event may the extension period exceed 30 days from the end of the initial 45-day period. If an extension is necessary, the Committee shall provide the claimant with a written notice to this effect prior to the expiration of the initial 45-day period. The notice shall describe the circumstances requiring the extension and the date by which the Committee expects to render a determination on the claim. If, prior to the end of the first 30-day extension period, the Committee determines that, due to circumstances beyond the control of the Plan, a decision cannot be rendered within that extension period, the period for making the determination may be extended for an additional 30 days, so long as the Committee notifies the claimant, prior to the expiration of the first 30-day extension period, of the circumstances requiring the extension and the date as of which the Committee expects to render a decision. This notice of extension shall specifically describe the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues, and that the claimant has at least 45 days within which to provide the specified information.

(2) In the case of an adverse benefit determination, the Committee shall provide to the claimant written or electronic notification setting forth in a manner calculated to be understood by the claimant: (1) the specific reason or reasons for the adverse benefit determination; (2) reference to the specific Plan provisions on which the adverse benefit determination is based; (3) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why the material or information is necessary; (4) a description of the Plan’s claim review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse final benefit determination on review and in accordance with paragraph (5) below; (5) if an internal rule or guideline was relied upon in making the determination, an explanation of the rule or a statement that the rule was relied upon, as well as a copy of the rule, shall be provided to the claimant free of charge upon request; and (6) if the determination is based on a medical necessity or experimental treatment or similar exclusion or limit, an explanation of the scientific or clinical judgment for the determination or a statement that such explanation shall be provided free of charge upon request.

(3) Within 180 days after receipt by the claimant of notification of the adverse benefit determination, the claimant or his duly authorized representative, upon written application to the Committee, may request that the Committee fully and fairly review the adverse benefit determination. On review of an adverse benefit determination, upon request and free of charge, the claimant shall have reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits. The claimant shall have the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits. The Committee’s review: (1) shall take into account all comments, documents, records, and other information submitted regardless of whether the information was previously considered in the initial adverse benefit determination; (2) shall not afford deference to the initial adverse benefit determination; (3) shall be conducted by an appropriate named fiduciary of the Plan who is neither an individual who made the initial adverse benefit determination nor a subordinate of such individual; (4) shall identify medical and vocational experts whose advice was obtained on behalf of the Plan in connection with the initial adverse benefit determination; and (5) shall consult an appropriate health care professional who or whose subordinate was not consulted in the initial adverse benefit determination.

(4) Within a reasonable period of time, but not later than 45 days after receipt of such request for review, the Committee shall notify the claimant of any final benefit determination on the claim, unless special circumstances require an extension of time for processing the claim. In no event may the extension period exceed 45 days from the end of the initial 45-day period. If an extension is necessary, the Committee shall provide the claimant with a written notice to this effect prior to the expiration of the initial 45-day period. The notice shall describe the special circumstances requiring the extension and the date by which the Committee expects to render a final determination on the request for review. In the case of an adverse final benefit determination, the Committee shall provide to the claimant written or electronic notification setting forth in a manner calculated to be understood by the claimant: (1) the specific reason or reasons for the adverse final benefit determination; (2) reference to the specific Plan provisions on which the adverse final benefit determination is based; (3) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits; (4) a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse final benefit determination on review and in accordance with paragraph (v) below; (5) if an internal rule or guideline was relied upon in making the determination, an explanation of the rule or a statement that the rule was relied upon, as well as a copy of the rule, shall be provided to the claimant free of charge upon request; and (vi) if the determination is based on a medical necessity or experimental treatment or similar exclusion or limit, an explanation of the scientific or clinical judgment for the determination or a statement that such explanation shall be provided free of charge upon request.”

IN WITNESS WHEREOF, CoreLogic, Inc. has duly executed this Amendment 1 this 18th day of November, 2010.

CoreLogic, Inc.

By:	/s/ Maria Nalywayko
SVP, Human Resources

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